CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
Sonus Corp.:

We consent to incorporation by reference in the Registration Statement on Form S-8 No. 333-57673 and the Registration Statement on Form S-3 No. 333-23137 of Sonus Corp. of our report dated October 23, 1998, relating to the consolidated balance sheets of Sonus Corp. and subsidiaries as of July 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended July 31, 1998, which report appears in the July 31, 1998 annual report on Form 10-KSB/A of Sonus Corp.


                              /s/ KPMG PEAT MARWICK LLP

Portland, Oregon
November 5, 1998